UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 26, 2011

EMERALD DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(703) 867-9247

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Second Amendment to November 30, 2009 Loan Agreement

On November 30, 2011, Emerald Dairy Inc. (the “Company”) and a lender (the “November 2009 Lender”) entered into a second amendment (the “Second Amendment”) to the loan agreement, dated November 30, 2009, as previously amended on November 30, 2010, under which a promissory note in the principal amount of $1,750,000 (as amended, the “November 2009 Note”) had been issued by the Company in favor of the November 2009 Lender.

Pursuant to the Second Amendment:

(a)           the maturity date of the indebtedness represented by the November 2009 Note has been extended from November 30, 2011 to November 30, 2012;

(b)           effective as of November 30, 2011, the interest rate on the indebtedness represented by the November 2009 Note has decreased from 10% to 0% per annum; and

(c)           an amended and restated promissory note (the “Amended November 2009 Note”) incorporating the changes set forth in (a) and (b) above will be issued to the November 2009 Lender in exchange for the cancellation of the November 2009 Note.

The foregoing descriptions of the Second Amendment and Amended November 2009 Note do not purport to be complete and are qualified in their entirety by reference to the complete text of the Second Amendment and Amended November 2009 Note, which are filed as Exhibits 10.1 and 4.1 hereto, respectively, and incorporated herein by reference.

First Amendment to December 1, 2010 Loan Agreement

On December 1, 2011, the Company and a lender (the “December 2010 Lender”) entered into a first amendment (the “First Amendment”) to the loan agreement, dated December 1, 2010, under which a promissory note in the principal amount of $380,000 (the “December 2010 Note”) had been issued by the Company in favor of the December 2010 Lender.

Pursuant to the First Amendment:

(a)           the maturity date of the indebtedness represented by the December 2010 Note has been extended from December 1, 2011 to December 1, 2012;

(b)           effective as of December 1, 2011, the interest rate on the indebtedness represented by the December 2010 Note has decreased from 10% to 0% per annum; and

(c)           an amended and restated promissory note (the “Amended December 2010 Note”) incorporating the changes set forth in (a) and (b) above will be issued to the December 2010 Lender in exchange for the cancellation of the December 2010  Note.

The foregoing descriptions of the First Amendment and Amended December 2010 Note do not purport to be complete and are qualified in their entirety by reference to the complete text of the First Amendment and Amended December 2010 Note, which are filed as Exhibits 10.2 and 4.2 hereto, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

A noteholder of ours (the “June 2008 Investor”) holds a promissory note in the principal amount of $1,716,411, with an interest rate of 15% per annum and a stated maturity date of December 31, 2012 (the “June 2008 Note”), which provides that, commencing on September 1, 2011, and continuing on the first day of each month thereafter (until such time as accrued and unpaid interest under the June 2008 Note in the aggregate amount of $343,282 (the “Accrued Interest”) has been paid), we are required to make monthly payments of $50,000 (or such lesser amount of Accrued Interest as then remains outstanding) to the June 2008 Investor (subject to a forty-five (45) day cure period).  We did not make the required payments of Accrued Interest to the June 2008 Investor on October 1, 2011 or November 1, 2011 and, as of November 14, 2011, the cure period for the payment due on October 1, 2011 has ended.  Therefore, an Event of Default has occurred under the June 2008 Note.  In accordance with the terms of the June 2008 Note, unless such Event of Default has been waived in writing by the June 2008 Investor, the June 2008 Investor may consider the June 2008 Note immediately due and payable, without presentment, demand, protest or notice of any kind.  In addition, as a result of the occurrence of the Event of Default, any amount of principal or interest on the June 2008 Note which is not paid when due upon maturity or upon acceleration or by prepayment or otherwise, will now bear interest at the default interest rate of 17% per annum from the due date thereof until the same is paid.  We are currently negotiating with the June 2008 Investor for a waiver of default and extension of time to make payments under the June 2008 Note.   However, there can be no assurance that we will be able to reach an agreement with the June 2008 Investor on terms acceptable to us, if at all.  Our repayment of amounts due under the June 2008 Note is secured by a pledge of an aggregate of 4,000,000 shares of our common stock beneficially owned by our Chairman, Chief Executive Officer and President.  There can be no assurance that, if the June 2008 Investor takes possession of the pledged shares following an Event of Default under the June 2008 Note, the number of pledged shares will be sufficient to cover the Company’s obligations under the June 2008 Note.

In addition, certain noteholders of ours (the “December 2009 Investors”) hold promissory notes in the aggregate principal amount of $1,750,000, with an interest rate of 15% per annum and a stated maturity date of December 31, 2011 (the “December 2009 Notes”), which provide that the occurrence of a default or an “Event of Default” by us under any indebtedness or obligation exceeding $250,000 shall be deemed an “Event of Default” under the December 2009 Notes.  As a result of the Event of Default which occurred under the June 2008 Note (described above), an Event of Default has also occurred under the December 2009 Notes.  In accordance with the terms of the December 2009 Notes, unless such Event of Default shall have been waived in writing by the December 2009 Investors (or if the Event of Default under the June 2008 Note (described above) has been waived by the June 2008 Investor), the December 2009 Investors may consider the December 2009 Notes immediately due and payable, without presentment, demand, protest or notice of any kind.  In addition, as a result of the occurrence of the Event of Default, any amount of principal or interest on the December 2009 Notes which is not paid when due upon maturity or upon acceleration or by prepayment or otherwise, will now bear interest at the default interest rate of 20% per annum from the due date thereof until the same is paid.  Our repayment of amounts due under the December 2009 Notes is secured by a pledge of an aggregate of 5,883,329 shares of our common stock beneficially owned by our Chairman, Chief Executive Officer and President.  There can be no assurance that, if the December 2009 Investors take possession of the pledged shares following an Event of Default under the December 2009 Notes, the number of pledged shares will be sufficient to cover the Company’s obligations under the December 2009 Notes.

Item 8.01.	Other Events.

Ineligibility for Quotation on the OTC Bulletin Board

As previously reported on a Current Report on Form 8-K,which was filed by the Company with the SEC on September 6, 2011, the Company received a notice (the "Notice") on August 23, 2011 from the staff (the "Staff") of the Financial Industry Regulatory Authority ("FINRA"), pursuant to which the Staff notified the Company that, under NASD Rule 6530 (the "Rule"), the Company was not current in its reporting obligations with respect to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 (the "June 10-Q").  The Company was provided with a period of 30 calendar days, or until the end of business on September 22, 2011 (the "Grace Period"), to be back in compliance by filing the June 10-Q with the SEC.  The Notice indicated that the Company’s securities would be removed from the OTC Bulletin Board (the "OTCBB") if the June 10-Q was not filed prior to the expiration of the Grace Period.

As further reported on a Current Report on Form 8-K, which was filed by the Company with the SEC on September 26, 2011, the Company requested a hearing with a FINRA hearing officer on September 21, 2011 to determine whether its common stock should be removed from the OTCBB for failure to comply with the eligibility requirements of the Rule.  The hearing request stayed the removal of the Company’s common stock from the OTCBB pending the FINRA hearing officer’s decision.

The Company filed the June 10-Q prior to the hearing, which took place on October 26, 2011.  However, at the hearing, the FINRA hearing officer determined that the Company’s common stock is ineligible for continued quotation on the OTCBB, because the June 10-Q was not filed prior to the end of the Grace Period, and will be removed following the issuance of the FINRA hearing officer’s written decision.  The FINRA hearing officer’s written decision has not yet been issued and, therefore, the Company’s common stock remains temporarily listed on the OTCBB.

Following the removal of the Company’s common stock from the OTCBB, its common stock may continue to be quoted on the Pink Sheets Electronic Quotation Service published by the National Quotation Bureau.

The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and only market makers can apply to quote securities on the OTCBB.  Therefore, after the Company’s common stock is removed from the OTCBB, a market maker will need to complete a Form 211, or 15c2-11 Exemption Form, as applicable, as a prerequisite for the Company’s common stock to be quoted on the OTCBB and the form will need to be approved by FINRA.  The Company believes that, subject to filing its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 (the “September 10-Q”), its common stock will once again be eligible for quotation on the OTCBB.  However, there can be no assurance that the Company’s common stock will be quoted on the OTCBB in the future.

Preliminary Financial Results for the Quarter ended September 30, 2011

The Company has not yet filed the September 10-Q.  However, based on information currently available to the Company, it anticipates that the earnings statements included therein will reflect (i) an increase in “Selling expenses and administrative expenses” of approximately $8.0 million, from approximately $4.0 million for the three months ended September 30, 2010 to approximately $12.0 million for the three months ended September 30, 2011, and (ii) a change in “Net (Loss) Income” of approximately $7.2 million, from net income of approximately $1.5 million for the three months ended September 30, 2010 to a net loss of approximately $5.8 million for the three months ended September 30, 2011.  This change was primarily due to the Company’s change in policy regarding the reimbursement of certain of its distributors’ promotional expenses, and the Company’s related payment to such distributors of approximately $6.2 million in the third quarter of 2011 (as further described below).

In July 2011, to be more consistent with current dairy industry practices, the Company changed its policy relating to reimbursement of distributors for promotional activities and began reimbursing its distributors for an increased portion of the distributors’ promotional activities.  Previously, the Company’s policy had been to reimburse its distributors for only a limited portion of these promotional activities.  The Company believes this decision was necessary to maintain its competitiveness in existing markets as well as new markets it plans to enter.  After reviewing the past promotional activities of its distributors, the Company entered into agreements with certain of its distributors and paid these distributors an aggregate of approximately $6.2 million to reimburse them for an increased portion of their promotional expenses, which included expenses incurred during the years 2007 through 2010.  The Company currently expects to make reimbursement payments of an aggregate of approximately $1.0 million to distributors for 2011 promotional expenses, which the Company expects to pay in 2012.  However there can be no assurance that the aggregate amount of promotional expenses to be reimbursed in 2012, or thereafter, will not be substantially higher.  The reimbursement of promotional expenses by the Company will increase its selling expenses.  There can be no assurance that the Company’s promotional expense reimbursements will not have a materially adverse effect on its net income, cash flow and/or earnings per share.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit No.	Description
4.1	Amended and Restated Promissory Note in the principal amount of $1,750,000, issued November 30, 2011 (originally issued November 30, 2009, as previously amended on November 30, 2010)
4.2	Amended and Restated Promissory Note in the principal amount of $380,000, issued as of December 1, 2011 (originally issued December 1, 2010)
10.1	Second Amendment to Loan Agreement, dated November 30, 2011 (originally dated November 30, 2009, as previously amended on November 30, 2010)
10.2	First Amendment to Loan Agreement, dated December 1, 2011 (originally dated December 1, 2010)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD DAIRY INC.
(Registrant)

Date:	December 1, 2011	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
4.1	Amended and Restated Promissory Note in the principal amount of $1,750,000, issued November 30, 2011 (originally issued November 30, 2009, as previously amended on November 30, 2010)
4.2	Amended and Restated Promissory Note in the principal amount of $380,000, issued as of December 1, 2011 (originally issued December 1, 2010)
10.1	Second Amendment to Loan Agreement, dated November 30, 2011 (originally dated November 30, 2009, as previously amended on November 30, 2010)
10.2	First Amendment to Loan Agreement, dated December 1, 2011 (originally dated December 1, 2010)